Manufacturing Agreement

Between

HUANG ZHOU JXB ELECTRONIC LIMITED COMPANY **&** **IESKY HONG KONG LIMITED**

("Manufacturer")

And

AMERICAN SCIENTIFIC RESOURCES INC.

("Customer")

Prepared by: American Scientific Resources Inc.
Unit 278, 112 Weston Road
Weston FL 33326

Supply Agreement

This Agreement is made on day of November 2009

Parties to the Agreement:

1. **HUANG ZHOU JXB ELECTRONIC LIMITED COMPANY & IESKY HONG KONG LIMITED ("JXB")** also trading as **RYCOM ELECTRONIC TECHNOLOGY LIMITED** of No. 38 Huanzhen West Road, Dagang Town, Panyu, Guangzhou, Guangdong Province, China.

2. **AMERICAN SCIENTIFIC RESOURCES INC. ("ASR")** also trading as **KIDZ-MED** incorporated in the State of Florida, United States of America and whose address is Unit 278, 1112 Weston Road, Weston, Florida 33326, USA.

Background to the Agreement

1. ASR is a company that is publicly listed on the OTC Pink Sheets.

2. ASR has acquired expertise in the development of products that are designed to provide healthcare providers and the broader community access to the latest developments in medical technologies specifically in the area of care for infants and small children. ASR has a dedicated division for the promotion and sale of children's medical product named KIDZ-MED.

3. ASR has established distribution channels in the USA in both the retail pharmaceutical and clinical establishments Furthermore, ASR has established or is in the process of establishing an expanding distribution network throughout South East Asia, the Middle East, Europe and other global markets.

4. JXB is developer and manufacturer of specialty devices and in particular a device for conveniently capturing a person's body temperature without the need to make contact with the person's body, skin or orifice. JXB specializes in manufacturing products for OEM supply and has achieved some limited success with their products in the USA and Europe.

5. ASR has identified JXB as the partner ASR would like to cooperate with on the development and manufacturing of ASR infrared non-contact thermometers, the basic electronic design which is based on JXB proprietary technologies. The initial plan is to launch these in North America in both the retail and institutional market segments as well as through a network of distributors in Asia, the Middle East and Australasia. The long term plan is to launch the products in United Kingdom and Europe where ASR already has established channels for distribution of the core products.

6. ASR has appointed Alodote Pty Ltd and an Australian firm with its operational headquarters in Shanghai to manage day to day liaison between ASR and JXB and to oversee the supply chain and manufacturing processes under instructions from ASR. ASR has also established an office within the Alodote operations with the objective of ensuring a long time presence in China. ASR with the support of Alodote will arrange for coordinated development of the ASR range of non-contact infrared thermometers by the following follow orderly and controlled process.

   6.1 ASR will source from JXB a number of non-contact infrared thermometers to sell to several retail and pharmacy chains in a number of countries and through large distributors who will supply the institutional (hospital & clinics) market.

6.2 ASR will provide JXB with design drawings to enable JXB to provide firm quotations for the establishment of a manufacturing unit for ASR products within JXB's manufacturing facility which is located in Dagang Town, Panyu, Guangzhou, Guangdong Province, China.

6.3 JXB will furnish ASR with all necessary technical files, manufacturing processes and other documentation ASR will require to file for FDA510K, ISO 13485, CE, Health Canada and Therapeutic Goods Administration (TGA) Australia.

7. Following the execution of this Manufacturing Agreement and prior ASR and JXB will enter into a Quality Agreement.

The parties agree as follows:

1. Appointment

1.1 **ASR** appoints **JXB** as its preferred Manufacturer of the Product on the terms and conditions set out in this Agreement.

2. Obligations

The Manufacturer (JXB) will:

(a) provide all labour, raw materials and related machinery for manufacturing the Product;

(b) manufacture the Product only in response to Purchase Orders placed by **ASR** and only in such quantities as are necessary to fulfil such orders;

(c) manufacture the Product in accordance with the production requirements advised by **ASR** from time to time, which requirements include the supply of the Product in a semi knock down (SKD) format; and

(d) compliance with CE , FDA and the ISO standards which apply to the products;

(e) for products to be distributed by ASR outside the territories referred to in the Obligations of the Purchaser below

The Purchaser (ASR) will:

(a) provide all tooling & moulds, designs and associated drawings and product technical specifications related the manufacturing of the Product;

(b) for Products to be sold in North America and neighbouring regions provide all finished packaging and user instructions and warranty cards at port of destination where the Products will be final assembled, tested and packaged for sale in the aforementioned territories;

(c) Distribute the goods in North America and other international markets including Australia and the Asia Pacific and other markets agreed to from time to time between ASR and JXB.

3. JXB's Facilities

ASR may, at any time, rescind its authorisation under this Agreement for **JXB** to:

(a) use a particular location to manufacture the Product; or

(b) manufacture the Product at all, if **ASR**, at their discretion, that:

- the Product produced by **JXB** does not meet **ASR's** production and quality requirements; or
- the timeframe for delivery of the products is not consistent with the needs of **ASR** and its customers; or
- the price that **JXB** charges **ASR** is not as per the agreed pricing structure as set out in Annexure A, unless the parties mutually agree in writing to such price variations.

ASR can inspect JXB's manufacturing facilities.

If, by not less than 5 Business Days prior written notice **ASR** requests an opportunity to inspect **JXB's** manufacturing premises, facilities and records during normal business hours and will allow their employees or authorised agents to enter the manufacturing premises and facilities and to inspect them

and such of its records as are necessary to verify the compliance with the terms of this Agreement.

3. ORDERS

3.1 Orders to **JXB**

Whenever **ASR** requires the Product to be manufactured by **JXB**, it will provide **JXB** with a written manufacturing order which:

(a) Describes the Product required, specifies the number of items of the Product to be manufactured in accordance with the production requirements; and

(b) Specifies the delivery details including delivery addresses, delivery dates and number of copies of the Product for each delivery address.

3.2 Upon receipt of the order and information referred to in paragraph 5.1 hereof **JXB** shall confirm receipt of the order and manufacture the product to the quality specified in ASR's requirements.

3.3 Upon **JXB** having accepted an order from **ASR** and is unable to fulfil the supply of the products on or before the specified date **ASR** shall be entitled to reimbursement of any loss which may be incurred as a result of the delay from **JXB** which is considered and agreed by all parties to be solely the responsibility of **JXB**.

4. REGULATORY REQUIREMENTS

4.1 **JXB** will be responsible for conforming to applicable all Regulatory Requirements

5. DELIVERY RISK AND TITLE

5.1 Delivery

JXB will deliver all products ordered by **ASR**:

(a) to the delivery, address or addresses specified in the relevant Purchase Order; and

(b) within the delivery time specified on the Purchase Order.

5.2 Risk

Risk in and title to all copies of the Product will pass to **ASR** upon delivery in accordance with paragraph 7.3.

5.3 Cost of Delivery

The cost of delivery will be FOB Guangzhou Port and transfer from the factory to the Port will be borne by **JXB**.

6. PAYMENT

6.1 **JXB** will deliver an Invoice, Packing List, Country of Origin together with a Bill of Lading to **ASR** with the delivery of the products in compliance with the relevant Purchase Order. **ASR** will only be liable to pay for the Product ordered by **ASR** and will not be liable to pay for, or otherwise guarantee payment for, any items of the Product not ordered by **ASR**.

6.2 The price **ASR** will pay to **JXB** will be the price as already separately agreed on for each item manufactured by **JXB** and as set out in Annexure A of this Agreement.

6.3 Payment will be FOB nearest airport or Guangzhou Port as nominated by **ASR**.

6.4 The price for each product item is the commencing price and is fixed for twenty four (24) months from the date of this agreement. During the 12 months prices may be renegotiated bearing in mind any major variation in raw material labour cost and foreign currency exchange rates as detailed in Annexure A of this Agreement.

6.5 Payment should be on payment terms agreeable to all parties.

6.6 **JXB** shall be responsible and maintain a reasonable level of security at each manufacturing location for protection of the properties of **ASR**.

6.7 In the event that any damage to any of the items occur as a result of fault, negligence, act or omission of **JXB, ASR** shall have the right to claim reimbursement for the loss and cost of repair or replacement of the damaged items.

7. TRADEMARK AND NO SALE OR COPIES

7.1 **JXB** shall use any trademark or logo provided by **ASR** as requested by ASR but shall have no right to use it for other purposes without **ASR's** authorisation in writing.

8. DURATION OF AGREEMENT

8.1 Subject to paragraph 8.4 the Agreement commences on the date of this Agreement and shall continue in force for a period of two (2) years which shall be the initial period.

8.2 After the initial period continuance of the Agreement shall be on terms to be mutually agreed upon by the parties not less than twelve (12) months prior to the expiration of the Agreement and no parties should be under any obligation to renew and extend the Agreement unless mutual agreement is reached.

8.3 Notwithstanding the provision of clause 9.1 this Agreement shall be terminated if either party goes into liquidation or is bankrupt under any appropriate laws.

8.4 Notwithstanding the provisions contained in this paragraph **ASR** may by notice in writing to **JXB** terminate the Agreement after a period of 12 months has elapsed from the date of the Agreement if in the opinion of **ASR, JXB** does not have sufficient capacity to manufacture the **ASR** products and quantities of these products to the requirements of ASR or, if in the opinion of **ASR, JXB** will be incapable of fulfilling the reasonable expectations of **ASR** in respect of orders likely to be placed in the ensuing two years.

9. DEFAULT

9.1 In the event that **ASR** is in breach of the Agreement **JXB** can hold the items referred to in clause 3 or any other items belonging to **ASR** until **ASR** settles all liabilities to **JXB** and in those circumstances **JXB** is responsible for keeping the goods of **ASR** in good working condition and shall have no right to dispose of any Products produced for **ASR**.

9.2 In the event that **JXB** is in breach of the agreement **ASR** shall have the right to take back the articles referred to in paragraph 3 and all other items belonging to **ASR** whenever **ASR** shall require and shall be entitled to claim all loss and damages and expenses incurred by **ASR** as a result of JXB's default.

10. WHOLE AGREEMENT

10.1 This agreement supersedes any prior agreement between the parties hereto whether written or oral and any such prior agreements are deemed to be revoked as of the date of signing hereof but without prejudice to any right which may have already agreed to either of the parties.

11. GOVERNING LAW

11.1 This Agreement is governed by the laws of the Florida, USA.

11.2 The submission by the parties to the jurisdiction set out in this clause shall not limit the right of either party to commence any proceedings arising out of this agreement in any other appropriate jurisdiction.

12. HEADINGS

12.1 The headings into the clauses in this Agreement have been inserted to facilitate reference and are not to be taken as being of any significance whatsoever in the construction or interpretation of the clauses of this Agreement.

13. SUCCESSORS IN TITLE

13.1 Agreement is binding on the successors and assigns of the parties hereto.

13.2 The parties have executed this Agreement the day and year first written.

IN WITNESS WHEREOF the parties have executed this Agreement on the 30th day of November, 2009.

EXECUTED by
AMERICA SCIENTIFIC RESOURCES INC.

in the presence of:

…………………………………………
Christopher F. Tirotta, CEO/Chairman

…………………………………………
Witness

Executed by
GUANG ZHOU JXB ELECTRONIC LIMITED COMPANY & IESKY HONG KONG LIMITED

in the presence of:

…………………………………………
Authorized Officer

…………………………………………
Witness

Annexure A

Pricing Schedule

Products/Tooling	Unit Price USD
Kidz-Med 5 in 1 Non Contact Thermometer as specified for US	
Kidz-Med 5 in 1 Non Contact Thermometer as specified for other markets	
Tooling set as quoted (November 25, 2009)	$20,000.00
Prototype Development	$ 700.00
Off tool samples (each)	$ 50.00

Terms and Conditions of Sale

1. The price is based on FOB Guangzhou, Guangdong Province.
2. Payment by electronic funds transfer (EFT) to nominated bank account of JXB in US dollars, 50% with order placement and 50% on shipment from Guanghou or any China port as separately agreed to.
3. Price will be automatically adjusted should the exchange rate goes up or down by 5 or more percentage points from current prevailing rate USD to RMB.
4. The quotation in based on the estimated quantity of 300,000 units over a period of two years, commencing in February 2010.